CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 (No. 333-126399) of Bionovo, Inc. of our report dated April 8, 2005, except for paragraph 6 of Note 12 which is dated June 28, 2005 relating to the financial statements and financial statement schedule, which is included in this Annual Report on Form 10-KSB.

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
San Francisco, California March 31, 2006